Exhibit 99.4

FIRST COMMUNITY BANK CORPORATION

OF AMERICA

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

July 16, 2008

NEWS
RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported after-tax income for the second quarter ended June 30, 2008 of $158,000 or $0.04 basic per share, compared to $760,000 or $0.19 basic per share for the same period in 2007.

For the six-month period ended June 30, 2008, First Community reported after-tax income of $707,000 or $0.17 basic per share, compared to $1,510,000 or $0.37 basic per share for the same period in 2007.

The second quarter 2008 results included a $537,000 increase in provision for loan losses, a $196,000 decrease in net interest income and a $316,000 increase in noninterest expense reflecting an investment in new branches and infrastructure to support growth.

The Bank’s total deposits increased by $14 million from March 31, 2008, representing a 4% increase, and increased $34 million over the second quarter of the prior year, representing a 10% increase. Total loans declined by $1 million from March 31, 2008 but increased by $19 million over the second quarter of the prior year, a 5% increase.

For the six-month period ended June 30, 2008, First Community reported a Return on Average Assets of .31%, a Return on Average Equity of 3.78% and a Net Interest Margin of 3.52%. Nonperforming assets as a percentage of total assets at the end of the period were 1.91%.

First Community currently operates 10 offices along the west coast of Florida with $482 million in assets, an increase of $15 million from March 31, 2008, a 3% increase. Total assets increased by $69 million over the second quarter of the prior year, representing a 17% increase. First Community Bank Corporation of America is traded on the NASDAQ Capital Market under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.